EXHIBIT 23 (j)

TAIT, WELLER & BAKER LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Hawaii Municipal Fund and First Pacific Low Volatility Fund, each a series of the First Pacific Mutual Fund, Inc., and to the use of our report dated November 22, 2013 on the financial statements and financial highlights of the Funds.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 29, 2014